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                                                                    Exhibit 12.1


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(In thousands)
                                               Predecessor                                       PFGI
                                    --------------------------------    -----------------------------------------------------
                                    52 weeks    52 weeks    42 weeks    10 weeks                            Nine months ended
                                       ended       ended       ended       ended    Year ended July 31,             April 30,
                                    August 1,   July 30,     May 22,    July 31,    -------------------   -------------------
                                        1999(1)     2000        2001        2001      2002       2003       2003       2004
                                    --------    --------    --------    --------    --------   --------   --------   --------
Fixed charges as defined:
      Interest expense                44,532      52,088      42,163       3,342      14,513     11,592      8,738     21,204
      One-third of non-cancelable
        lease rent                     1,542       1,149       1,329         248       1,473      1,119        869        801
                                    --------    --------    --------    --------    --------   --------   --------   --------
      Total fixed charges (A)         46,074      53,237      43,492       3,590      15,986     12,711      9,607     22,005
                                    --------    --------    --------    --------    --------   --------   --------   --------

Earnings as defined:
      Pretax income (loss)          (106,557)    (40,661)    (50,549)     (8,897)     16,112     13,964     12,546    (67,852)
      Add fixed charges               46,074      53,237      43,492       3,590      15,986     12,711      9,607     22,005
                                    --------    --------    --------    --------    --------   --------   --------   --------
      Earnings and fixed
        charges (B)                  (60,483)     12,576      (7,057)     (5,307)     32,098     26,675     22,153    (45,847)
                                    --------    --------    --------    --------    --------   --------   --------   --------

Ratio of earnings to fixed
  charges: (B/A)                          NM(2)       NM(2)       NM(2)       NM(3)     2.01       2.10       2.31         NM(3)



(1) The predecessor financial data include all the operations of VFI, which in fiscal 1999 included VFI's operations in Argentina and Germany. VFI divested these operations in fiscal 1999 but did not treat them as discontinued operations because they did not comprise an entire segment at the time of divestiture. Consolidated fiscal 1999 net sales includes $228,679 from the Argentine and German operations and $719,262 from the North American business, which we acquired on May 22, 2001.

(2) The Predecessor's earnings for the 52 weeks ended August 1, 1999 and July 30, 2000 and the 42 weeks ended May 22, 2001, were insufficient to cover fixed charges by $106.6 million, $40.7 million and $50.5 million, respectively.

(3) PFGI's earnings for the 10 weeks ended July 31, 2001 and the nine months ended April 30, 2004, were insufficient to cover fixed charges by $8.9 million and $67.9 million, respectively.


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